EXHIBIT 3.2

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
TABATHA I, Inc.

Pursuant to the provisions of Section 110-106 of the Colorado Business Corporation Act, Tabatha I, Inc., a Colorado corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Amended Articles of Incorporation:

ARTICLE I

The name of the Corporation is TABATHA I, Inc.

ARTICLE II

The following amendment to the Articles of Incorporation was adopted by the Board of Directors and a majority of the shareholders of the Corporation on at a duly qualified shareholders meeting held on July 22, 2005. The amendment changes (i) ARTICLE ONE of the Articles of Incorporation to change the name of the Corporation; and (ii) increases the authorized shares of common stock from 100,000,000 to 500,000,000, and is set forth below in Article III.

ARTICLE III

A. The FIRST ARTICLE of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

“FIRST: The name of the corporation is Interactive Therapeutics, Inc.”

B. The THIRD ARTICLE of the Articles of Incorporation is hereby amended by deleting the first two sentences of the Third Article and replaced with the following:

“THIRD: The aggregate number of shares which the corporation shall have authority to issue is five hundred ten million (510,000,000) shares of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

A. Common Stock. The aggregate number of common shares which the corporation shall have the authority to issue is five hundred million (500,000,000), which shares shall be designated ‘Common Stock.’”

ARTICLE FOUR

On June 24, 2005, the record date for the meeting held on July 22, 2005, there were 81,302,500 shares issued and outstanding and entitled to vote. Of the shares outstanding, 73,000,000 were present either by quorum or proxy at the meeting held on July 22, 2005 and, of which 73,000,000 shares were voted in favor of the amendment.

Executed this 25th day of July, 2005.

Interactive Therapeutics, Inc.

By: /s/ J. Leonard Ivins
J. Leonard Ivins
Chief Executive Officer